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                                  EXHIBIT 10.36

                               CLEARING AGREEMENT

This Clearing Agreement ("Agreement") is effective as of October 1, 2004, (the "Commencement Date"), between Fiserv Securities, Inc., a Delaware corporation (hereinafter referred to as the "Clearing Agent") and National Securities Corporation, a Washington corporation (hereinafter referred to as the "Introducing Firm").

         In  consideration  of the mutual  covenants  hereinafter  set forth and
other  good  and  valuable  consideration,   the  receipt  of  which  is  hereby
acknowledged, and intending to be legally bound, the parties hereto hereby covenant and agree as follows:

I.       Clearing Agent.

         1. Services to be Performed by the Clearing Agent; Covenants of the Clearing Agent.

                 a. Execution. The Clearing Agent shall execute orders for the Introducing Firm's proprietary accounts and customers whose cash or margin accounts have been accepted by the Clearing Agent (hereinafter referred to as "Introduced Accounts"). The Clearing Agent will execute only those orders that are properly and timely transmitted by the Introducing Firm to the Clearing Agent and accepted by the Clearing Agent.

                 b. Confirmations. The Clearing Agent will generate and prepare trade confirmations of each purchase or sale for each of the Introduced Accounts. Unless the Clearing Agent is notified by Introducing Firm to the contrary, the Clearing Agent shall deliver such confirmations to the Introduced Accounts. If the Introducing Firm elects to mail trade confirmations, information will be transmitted by the Clearing Agent via its communication network in order to effect the printing of confirmations at a location designated by the Introducing Firm. If so agreed by the customer, such confirmations may be provided to the customer via electronic means.

                 c. Statements. The Clearing Agent will prepare and have delivered the summary monthly statements (or quarterly statements if no activity in any Introduced Account occurs during any month covered by such statement) to every Introduced Account. No statements will be prepared by the Clearing Agent with respect to an Introduced Account in which there is no cash balance or security position and in which there has been no other activity since the date of the last statement. The Introducing Firm may mail or otherwise deliver or arrange for the generation and mailing or other delivery of such statements with the concurrence of the Clearing Agent. If so agreed by the customer, such statements may be provided to the customer via electronic means.



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                  d.  Settlements.  The Clearing Agent will settle contracts and transactions in securities (including options to buy or sell securities): (i) between the Introducing Firm and other brokers and dealers; (ii) between the Introducing Firm and the Introduced Accounts; and (iii) between the Introducing Firm and persons other than the Introduced Accounts or other brokers and dealers. For the purposes of the Agreement the
                  term  "securities"   includes  stocks,  bonds,  notes,  listed
                  options, commercial paper and such other instruments as the Introducing Firm may designate with the consent of the Clearing Agent and excludes commodities.

                  e. Cashiering. The Clearing Agent will engage in all cashiering functions for the Introduced Accounts, including the receipt, delivery and transfer of securities purchased, sold, borrowed and loaned, receiving and distributing payment therefor, holding in custody and safekeeping all securities and cash so received, the handling of margin accounts, the receipt and distribution of dividends and other distributions, and the processing of exchange offers, rights offerings, warrants, tender offers and redemptions. Only where the Clearing Agent receives dividends in its nominee name and then distributes such dividends to Introduced Accounts will the Clearing Agent backup withhold on those Introduced Accounts which do not have a taxpayer identification number. If the Introducing Firm so elects, the cashiering functions with respect to the receipt of securities and the making and receiving of payment therefor may be relinquished to the Introducing Firm.

                  f. Books and Records. The Clearing Agent will construct and maintain prescribed books and records of all transactions executed or cleared through it, in accordance with Section 17 of the Securities Exchange Act of 1934 (the " Exchange Act"), including a daily record of required margin and other information required by regulations and the stated policies or practices of any securities exchange of which the Clearing Agent is a member (the "Standards").

                  g. Lost Securities - Notice. The Clearing Agent, when notified by the Introducing Firm, will notify the Securities Information Center ("SIC"), regarding any lost, stolen or missing securities. Any written notice will be made on forms prescribed by the SIC.

                  h. Tax Reporting. The Clearing Agent will prepare required annual dividend and distribution information on appropriate IRS Form 1099 and any other information required to be reported by federal tax laws, rules or regulations solely with respect to activity in the Introduced Accounts occurring subsequent to the effective date of this Agreement and prior to the termination hereof. Such reports shall be processed, handled and mailed at the Introducing Firm's expense by the Clearing Agent to the Introduced Accounts.



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                 i. Account Transfer.  Pursuant to written notification received by the Introducing Firm and forwarded to the Clearing Agent, any account of the Introducing Firm may choose to reject the services to be performed by the Clearing Agent pursuant to this Agreement and thus choose not to be serviced as an Introduced Account pursuant hereto. Upon notice from another member organization that an Introduced Account intends to transfer his
                 account  thereto,   the  Clearing  Agent  shall  expedite  such
                 transfer and shall have the sole and exclusive responsibility for compliance with Rule 412 of the Rules of the Board of Governors of the New York Stock Exchange, Inc. ("NYSE") (the "Rules").

                 j. Rule 382. The Clearing Agent shall provide the Introducing Firm with the "exception-type" reports described in Rule 382
                 (e)(1) of the Rules and Clearing Agent otherwise shall comply with its obligations under Rule 382.

                 k. Option Prospectus. Prior to accepting for entry the initial order to buy options or to sell covered call options for an Introduced Account, the Clearing Agent shall send or shall cause to have sent to the Introduced Account a current prospectus or other disclosure document of the Options Clearing Corporation together with any effective supplements thereto.

                 l. Accounts. The Clearing Agent shall carry all Introduced Accounts in the name of the Introducing Firm's customer with the notation on its new account applications, monthly or quarterly statements and/or confirmations that such Introduced Accounts are carried by the Clearing Agent and were introduced by the Introducing Firm. Inadvertent omission of such notations shall not be deemed to constitute a breach of this Agreement. Copies of sample or suggested forms covering all of the foregoing shall be furnished by the Clearing Agent to the Introducing Firm. For purposes of the Securities Investor Protection Act and the financial responsibility rules of the U.S. Securities and Exchange Commission ("SEC"), the Introduced Accounts are Introduced Accounts of the Clearing Agent and not the Introducing Firm. For all other purposes, the Introduced Accounts are deemed to be Introduced Accounts of the Introducing Firm and not the Clearing Agent.

                 m. Proxy Statements. The Clearing Agent shall send, or shall cause to be sent, directly to an Introduced Account, proxy statements received by or on behalf of the Clearing Agent relating to securities beneficially owned by such Introduced Account but held of record by the Clearing Agent or its nominee.

                 n. Customer Complaints. In order for the Introducing Firm to carry out its functions and responsibilities under this Agreement, the Clearing Agent will promptly forward any written customer complaint received regarding the Introducing Firm or its associated persons relating to functions and responsibilities allocated to the Introducing Firm under this Agreement to (i) the Introducing Firm; and (ii) the Introducing Firm's designated examining authority. The Clearing Agent will also notify the customer who sent the written complaint that a copy of such complaint was furnished to both the Introducing Firm and the Introducing Firm's designated examining authority.



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                 o.  Prospectus.  If the  Introducing  Firm so elects,  and upon specific notice given to the Clearing Agent, the Clearing Agent shall comply with any and all prospectus delivery requirements relating to prospectuses to be provided to Introduced Accounts.

                 p. SAS 70 Reports. Upon written request of the Introducing Firm, Clearing Agent will provide a copy of Clearing Agent's most recent SAS 70 Report.

2.               Services That Will Not be Performed by the Clearing Agent.

                 Unless otherwise agreed to in writing executed by the parties hereto, the Clearing Agent will not engage in any of the following services on behalf of the Introducing Firm:

                 a. Books and Records. Accounting, bookkeeping or recordkeeping, cashiering, or any other services with respect to commodity transactions, or any transactions not involving cash or securities.

                 b. Financial Information. Preparation of the Introducing Firm's payroll records, financial statements or any analysis or review thereof or any recommendations relating thereto.

                 c. Disbursements. Preparation or issuance of checks in payment of the Introducing Firm's expenses, other than expenses incurred by the Clearing Agent on behalf of the Introducing Firm pursuant to this Agreement.

                 d. Salaries. Payment of commissions, salaries or other remunerations to the Introducing Firm's salesmen or any other employees of the Introducing Firm or payment of other obligations incurred by the Introducing Firm.

                 e. Other Records. Preparation and maintenance of any records required to be prepared and maintained by the Introducing Firm.

                 f. Reports. Preparation and filing of reports (the "Reports") with the SEC or any state securities commission, securities exchange, securities association or any other regulatory or self-regulatory body or agency with which the Introducing Firm is associated and/or by which it is regulated. Notwithstanding the foregoing, the Clearing Agent will, at the request of the Introducing Firm, furnish the Introducing Firm with any necessary information and data contained in books and records kept by the Clearing Agent and not otherwise reasonably available to the Introducing Firm if such information is required in connection with the preparation and filing of Reports by the Introducing Firm.



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                 g.  Account  Information.  Verification  of tax  identification numbers, changes of address or any other information with respect to Introduced Accounts.

                 h. New Account Information. Obtaining and verifying new account information, and ensuring that such information meets the requirements of Rule 405(1) of the Rules and any other Rules or applicable Standards.

                 i. Custody of Certain Securities. Holding for safekeeping (other than in connection with its execution of an order to sell securities and/or securities that are classified as Rule 144 stock and/or restricted stock) the securities of any Introduced Account registered in the name of anyone other than the nominee of the Clearing Agent.

                 j. Supervision and/or Compliance. Supervising , monitoring, reviewing and/or commenting on or concerning any Introduced Account, any transaction(s) in or concerning any Introduced Account, and/or any of the Introducing Firm's directors, officers, principals, registered representatives, contractors, employees and/or agents.

                 k. Suitability. Reviewing or commenting on the appropriateness and/or suitability of or concerning any transaction, strategy, activity, investment advice or investment in any Introduced Account or respecting any of the Introducing Firm's customers.

                 l. Sales Practices. Supervising, monitoring, reviewing or commenting on or concerning any sales activities or sales practices of or by any of Introducing Firm's directors, officers, principals, registered representatives, contractors, employees or agents.

                 m. Investment Advice and/or Recommendations. Making, suggesting or providing any investment, strategy or investment-related advice, suggestions or recommendations for or concerning any Introduced Account.

3. Clearing Agent's Representations. The Clearing Agent represents and warrants as follows:

                 a. The Clearing Agent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;



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                 b. The Clearing  Agent is a member in good standing of the NYSE and the National Association of Securities Dealers, Inc. ("NASD"), and is duly registered as a broker/dealer under the
                 Exchange  Act  and  the  rules  and   regulations  of  the  SEC
                 thereunder;

                 c. The Clearing Agent has all the requisite authority, in conformity with all applicable laws and regulations, to enter into and perform this Agreement;

                 c. The Clearing Agent is in substantial compliance with (i) the capital and financial reporting requirements of every securities exchange or association of which it is a member,
                 (ii) the capital requirements of the SEC, and (c) the capital requirements of every state in which it is licensed as a broker/dealer; and

                 d. The Clearing Agent has completed or will promptly complete the requirements imposed by Rule 382(e)(1) of the Rules in that it has provided the Introducing Firm with a list of all reports made available by the Clearing Agent to assist the Introducing Firm to supervise and monitor its Introduced Accounts in order for the Introducing Firm to carry out its functions and responsibilities pursuant to this Agreement. The Clearing Agent shall retain and preserve copies pursuant to Rule 440 of the Rules of the specific reports requested and or supplied to the Introducing Firm or will have the capacity to either recreate copies of reports furnished or provide the report format and data elements provided in the original reports and shall give written notice on an annual basis within 30 days of July 1 of each year to the Introducing Firm of the list of reports offered to the Introducing Firm and specifically those actually chosen or supplied as of the report date.

II.      Introducing Firm.

         1. Covenants of the Introducing Firm.

                 a. Restricted and Control Stock. The Introducing Firm shall be solely and exclusively responsible for determining if any securities held in any Introduced Account are "restricted securities" or "control stock" and ensuring that orders executed for such securities are in compliance with applicable laws, rules and regulations.

                 b. Addresses and Tax Information. The Introducing Firm shall be solely and exclusively responsible for maintaining at all times proper addresses, correct titles (reflecting correct ownership), correct tax identification numbers and other information required by the Tax Equity and Fiscal Responsibility Act for each Introduced Account, and Introducing Firm Shall communicate same to the Clearing Agent.



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                 c.  Rule  408.  The  Introducing   Firm  shall  be  solely  and
                 exclusively responsible for the handling and supervisory review of any Introduced Accounts over which the Introducing Firm's partners, officers or employees have discretionary authority, as required by Rule 408 of the Rules and any other applicable laws and regulations. The Introducing Firm shall furnish the Clearing Agent with such documentation with respect thereto as may be requested by the Clearing Agent.

                 d. Rule 407. The Introducing Firm shall have the sole and exclusive responsibility for the handling and supervisory review of any Introduced Account for an employee or officer of any member organization, self-regulatory organization, bank, trust company, insurance company or other organization engaged in the securities business, and for compliance with Rule 407 of the Rules relating thereto. The Introducing Firm shall furnish the Clearing Agent with such documentation with respect thereto as may be requested by the Clearing Agent.

                 e. Conduct of Business without State Registration. The Introducing Firm shall be solely and exclusively responsible for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) sustained or incurred by either the Introducing Firm or the Clearing Agent, arising out of or resulting from any orders the Introducing Firm has taken from Introduced Accounts residing or domiciled in jurisdictions in which the Introducing Firm was not, is not or is no longer, permitted to do so.

                 f. Payment Responsibility. In all cash accounts and with respect to all cash transactions, as between the Introducing Firm and the Clearing Agent, the Introducing Firm shall be responsible for purchases for Introduced Accounts until final payment therefor has been received by the Clearing Agent. The Introducing Firm shall be responsible for all sales until acceptable deliveries to the Clearing Agent, or to a national clearing organization mutually agreed upon by the Clearing Agent and the Introducing Firm, of the securities have been made. The Introducing Firm shall be solely and exclusively responsible to the Clearing Agent for any loss or liability whatsoever in the event any check or draft given to the Clearing Agent by any of the Introduced Accounts is returned to the Clearing Agent unpaid. The Introducing Firm shall also be solely and exclusively responsible for the payment and delivery of all "when issued" or "when distributed" transactions which the Clearing Agent may accept, forward or execute for Introduced Accounts.

                 g. Order Approval or Rejection. The Introducing Firm shall be solely and exclusively responsible for approving all orders for the Introduced Accounts and for establishing procedures to ensure that such approved orders are transmitted properly to the Clearing Agent for execution. The Clearing Agent, in its reasonable business judgment, reserves the right to reject any order which the Introducing Firm may transmit to the Clearing Agent for execution and to promptly notify the Introducing Firm of such rejection.



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                 h.  Order  Review.  The  Introducing  Firm  shall be solely and exclusively responsible for the supervisory review of all orders for the Introduced Accounts and shall ensure that any orders and instructions given by it or any of its employees to the Clearing Agent pursuant to the terms of this Agreement shall have been properly authorized in advance and do not create or result in a violation of any applicable laws and regulations.

                 i. Rule 405(2). The Introducing Firm shall have the sole and exclusive responsibility for the review of all Introduced Accounts and for substantial compliance with any supervisory responsibility under Rule 405(2) of the Rules, including but not otherwise limited to matters involving the investment objectives of the Introduced Accounts, the suitability of the investments made by the Introduced Accounts, the reasonable bases for recommendations made to Introduced Accounts, and the frequency of trading in the Introduced Accounts, whether or not such transactions are instituted by the Introducing Firm, its partners, officers, employees or any registered investment advisor.

                 j. Rule 342. The Introducing Firm shall be responsible for substantial compliance with any supervisory procedures under Rule 342 of the Rules and, to the extent applicable, any other provisions of any applicable laws and regulations, including but not otherwise limited to supervising the activities and training of its registered representatives, as well as all of its other employees in the performance of functions specifically allocated to it pursuant to the terms of this Agreement.

                 k. Customer Notification of Relationship. The Introducing Firm shall be solely and exclusively responsible for determining the extent to which it will inform its customers, in writing, of its relationship with the Clearing Agent, the form and substance of which will be mutually agreed upon. Any new customers of the Introducing Firm shall also be so informed prior to such customers becoming Introduced Accounts. The Introducing Firm shall be solely and exclusively responsible for the payment of all costs incurred in connection with the preparation and mailing of such customer correspondence.

                 l. Discretionary Accounts. The Introducing Firm covenants that with regard to any orders or instructions given by the Introducing Firm with respect to discretionary accounts, its partners, officers or employees shall have been fully and properly authorized relative thereto and that the execution of such orders shall not be in violation of any applicable laws and regulations.

                 m. Over-the-Counter Trades by Introducing Firm. On all over-the-counter transactions executed for Introduced Accounts by the Introducing Firm, the Introducing Firm shall furnish the Clearing Agent with the names of the respective purchasing and selling broker-dealers, the names of the purchasing and selling customers, and the wholesale and retail purchase and sale prices. Clearing Agent reserves the right, at any time, to place a limit (of either dollars or numbers of securities) on the size of transactions that Clearing Agent in these circumstances will accept for clearance. If, after Introducing Firm has received notice of such limitation, it executes an order in excess of the limit established by Clearing Agent, Clearing Agent shall have the right to notify the other parties and brokers involved in that transaction and further otherwise publish or broadcast in Clearing Agent's sole subjective discretion that it will not accept the transaction for clearance and settlement. In the event any claim is asserted against Clearing Agent by the other broker because of such action by Clearing Agent, Introducing Firm agrees to indemnify and hold Clearing Agent harmless from any loss, liability, damage, cost, or expense arising directly or indirectly therefrom. The Clearing Agent may impose on the Introducing Firm additional charges for any such trades or may at its discretion decline to handle such introduced trades in the normal course of business.



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                 n. Reports to Regulators.  The  Introducing  Firm shall provide the Risk Management Officer of the Clearing Agent with, and establish Clearing Agent as additional recipient of, copies of all financial information and reports filed by the Introducing Firm with all stock exchanges of which it is a member, the NASD, and the SEC (including but not otherwise limited to
                 monthly  and  quarterly  Financial  and  Operational   Combined
                 Uniform Single Reports, i.e., "FOCUS" Reports and amendments to
                 Form  BD  including  any   regulatory   investigations   and/or
                 restrictions   imposed  upon   Introducing   Firm  as  well  as
                 information relating to new registered representatives of Introducing Firm including Forms U-4 ) within ten (10) calendar days of filing therewith.

                 o. Financial Reports of Introducing Firm. The Introducing Firm shall annually submit to the Risk Management Officer of the Clearing Agent a certified copy of Introducing Firm's annual audited financial statement.

                 p. Customer Inquiries, Complaints and Correspondence. The Introducing Firm shall inform its customers that all inquiries and correspondence relating to the services provided pursuant to this Agreement should be directed to the Introducing Firm. All customer correspondence shall be reviewed and responded to by the party responsible for the specific area to which the inquiry or complaint relates pursuant to the terms of this Agreement. In the event such correspondence is not directed to such party originally, the Introducing Firm or Clearing Agent shall expeditiously forward such correspondence to the appropriate party.

                 q. Security Deposit. The Introducing Firm shall deposit with the Clearing Agent, concurrent with its execution of this Agreement, a cash security deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000). Should the security deposit at any time during the term of this Agreement fall below this amount, the Introducing Firm will be notified as to the deficient amount and within ten (10) days of said notice, the Introducing Firm will deposit additional funds sufficient to reach the required minimum. The Clearing Agent will pay the Introducing Firm interest monthly on such deposit based on the 13 week T-bill rate in effect on the first trading day of the brokerage month. Such deposit shall be returned to the Introducing Firm within thirty (30) days after termination of this Agreement and the deconversion of the Introducing Firm, and shall be subject to the Clearing Agent's right from time to time to offset sums due to the Clearing Agent by the Introducing Firm pursuant to the terms of the Agreement. With regard to arrearages of payments related to this Agreement, Clearing Agent may, at its sole option debit Introducing Firm's deposit in the amount of that arrearage and Introducing Firm will be responsible, as set forth in this section, for depositing funds sufficient to reach the required minimum. This security deposit does not represent any ownership interest in the Clearing Agent.

                 r. Clearing Deposit. The Introducing Firm shall deposit with the Clearing Agent, immediately upon the completion of the conversion of all of the Introduced Accounts of the Introducing Firm to Clearing Agent, an equity deposit equal to Two Hundred Fifty Thousand Dollars ($250,000) to secure the trading activity of the Introducing Firm (the "Clearing Deposit"). The Clearing Deposit will be applied to the daily "margin" requirement related to the Introducing Firm's proprietary trading activity. The minimum equity requirement shall be maintained at $250,000. Should the Clearing Deposit at any time during the term of this Agreement fall below this amount, the Introducing Firm will be notified as to the deficient amount and within ten (10) days of said notice in the case of a "non-margin" requirement or, within three (3) days of said notice in the case of a "margin" requirement, the Introducing Firm shall deposit additional equity sufficient to reach the required minimum. It may be necessary to increase the Clearing Deposit to meet the Introducing Firm's daily "margin" requirement based on the Introducing Firm's proprietary trading activity. The Clearing Agent will pay the Introducing Firm interest monthly on that portion of the Clearing Deposit which exceeds the Introducing Firm's position cost, based on the prevailing credit interest rate paid by the Clearing Agent on the first trading day of the brokerage month. Such deposit shall be returned to the Introducing Firm within thirty (30) days after termination of this Agreement and the deconversion of the Introducing Firm, and shall be subject to the Clearing Agent's right from time to time to offset sums due to the Clearing Agent by the Introducing Firm pursuant to the terms of the Agreement. This clearing deposit does not represent any ownership interest in the Clearing Agent.

                 s. Preparation of Statements, Billings or Confirmations. The Introducing Firm shall not generate and/or prepare any statements, billings or confirmation with respect to any Introduced Account unless agreed to in writing by the Clearing Agent and the Introducing Firm.

                 t. Cash and Securities of Customers. The Introducing Firm will turn over promptly to the Clearing Agent any and all cash remittances and securities which the Introducing Firm receives from its customers. Concurrently with the delivery of such funds or securities to the Clearing Agent, the Introducing Firm shall furnish the Clearing Agent with such information as may be relevant or necessary to enable the Clearing Agent to record promptly and properly such cash remittances and securities in the respective Introduced Accounts.

                 u. Examination of Statements and Reports. Introducing Firm shall promptly examine all monthly statements of Accounts, monthly settlement statements of clearing services, customer confirmations and any reports provided by Clearing Agent. Unless Introducing Firm notifies Clearing Agent within a reasonable time of any mistakes or discrepancies in the above-described reports or information, Clearing Agent shall, as between Clearing Agent and Introducing Firm and to the extent Clearing Agent suffers monetary loss arising from any such delay, be entitled to consider all the information supplied to Introducing Firm as correct.

                 v. Compliance with Clearing Agent's Operational and Other "Back Office" Policies and Procedures. The Introducing Firm shall comply with Clearing Agent's operational and other "back office" policies and procedures, including any and all amendments and modifications thereto made from time to time by Clearing Agent in Clearing Agent's sole commercially reasonable discretion. From time to time and upon request by Introducing Firm, Clearing Agent shall provide to Introducing Firm copies of and/or reasonable access to all of the same.

                 w. Market Making Activities. Upon execution of this Agreement, Introducing Firm shall promptly provide to the Risk Management Officer of Clearing Agent a complete list of all securities in which Introducing Firm makes a market as such is defined and understood in the industry. Subsequent to that initial submission, Introducing Firm shall submit to the Risk Management Officer quarterly updates of any such securities and shall promptly communicate to the Risk Management Officer any changes to, additions to, or deletions from such list as they occur.

                 x. Minimum Revenue. The Introducing Firm agrees to maintain and otherwise agrees to pay Clearing Agent minimum Clearing Fees in an amount equal to One Hundred Thousand Dollars ($100,000) per calendar month for a period equal to the Initial Term and any Renewal Terms. Notwithstanding the foregoing, if the
                 Introducing Firm terminates this Agreement for any reason, other than for an Event of Default, during its Initial Term, the Introducing Firm agrees to maintain and otherwise agrees to pay to Clearing Agent minimum Clearing Fees in an amount equal to the following:

                 (I) Three Hundred Thousand Dollars ($300,000) per calendar month for the four (4) months prior to the date this Agreement is terminated, if this Agreement is terminated on or before the second anniversary of the Commencement Date.

                 (II) Three Hundred Thousand Dollars ($300,000) per calendar month for the last three (3) months prior to the date this Agreement is terminated, if this Agreement is terminated on or before the third anniversary of the Commencement Date.

                 (III) Three Hundred Thousand Dollars ($300,000) per calendar month for the last two (2) months prior to the date this Agreement is terminated, if this Agreement is terminated on or before the fourth anniversary of the Commencement Date; or

                 (IV) Three Hundred Thousand Dollars ($300,000) per calendar month for the last month prior to the date of this Agreement is terminated, if this Agreement is terminated before the fifth anniversary of the Commencement Date.

                 For the purpose of this Section  II(1)(x),  Section XIII(3) and
                 Section XI(5) of this Agreement, the term "Clearing Fees" shall be deemed to include all fees charged to the Introducing Firm by the Clearing Agent, except for "pass through" charges.

                 y. Obligation for the production of documents. The Introducing Firm shall produce, at the request of the Clearing Agent, any documents or information pertaining to its Introduced Accounts for the purpose of aiding the Clearing Agent in the investigation, defense, litigation or arbitration of a matter involving an Introduced Account. The Introducing Firm shall provide the requested information within a reasonable time.

                 z. Margin Disclosure Statement. The Introducing Firm shall be responsible for providing its customer with the margin disclosure statement at the time of the opening of the account in accordance with NASD Rule 2341.

                 aa. Exclusivity. The Introducing Firm covenants that Clearing Agent shall be the exclusive provider to Introducing Firm of the products and services contemplated by and set forth specifically in this Agreement during the term of this Agreement, such products and services shall be deemed not to include any services which the Clearing Agent is unable or unwilling to perform.

2.               Introducing  Firm's   Representations.   The  Introducing  Firm
                 represents and warrants as follows:

                 a. The Introducing Firm is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;

                 b. The Introducing Firm is a member in good standing of the NASD;

                 c. The Introducing Firm is duly registered or licensed and is in good standing as a broker/dealer under all applicable laws and regulations. The Introducing Firm will promptly notify the Clearing Agent of its becoming a member or affiliate of any exchange in addition to those memberships and affiliations existing on the date of this Agreement. The Introducing Firm shall also comply with whatever non-member access rules have been promulgated by any securities exchange of which it is a member or any other securities exchange of which it is not a member;

                 d. The Introducing Firm has all the requisite authority in conformity with all applicable laws and regulations to enter into this Agreement and to retain the services of the Clearing Agent in accordance with the terms hereof;

                 e. The Introducing Firm is in substantial compliance with: (i) the capital and financial reporting requirements of every securities exchange and/or securities association of which the Introducing Firm is a member; (ii) the capital requirements of the SEC; and (iii) the capital requirements of every state in which the Introducing Firm is licensed as a broker/dealer. The Introducing Firm will immediately notify the Clearing Agent when: (a) its Aggregate Indebtedness Ratio (as defined in Rule 15c3-3 of the Exchange Act) reaches or exceeds 10 to 1; or (b) the Introducing Firm has elected to operate under paragraph (f) of Rule 15c3-1 of the Exchange Act when its net capital is less than 5% of aggregate debit items computed in accordance with Rule 15c3-3;

                 f. The Introducing Firm has minimum net capital in an amount no less than 120% of the net capital requirements of Rule 15c3-1 and will promptly notify Clearing Agent in the event the minimum net capital falls below such a limit; and

                 g. The Introducing Firm has completed the requirements imposed by Rule 382(e)(1) of the Rules in that it has provided written notice to the Clearing Agent of those specific reports offered by the Clearing Agent that the Introducing Firm requires to supervise and monitor Introduced Accounts; and the Introducing Firm has complied with the requirements of Rule 382(f) of the Rules by maintaining and enforcing supervisory procedures to the satisfaction of the Clearing Agent with respect to the issuance of negotiable instruments to Introduced Accounts, for which the Clearing Agent is the maker or drawer.

III.             Mutual Covenants of Clearing Agent and Introducing Firm.

                 1. Press Release and Advertising. Upon execution of this Agreement, the parties may, at their discretion, issue a press release regarding the relationship between the parties and the products and services to be provided by Clearing Agent to Introducing Firm during the term of the Agreement. Notwithstanding the foregoing, the parties will not release any press release or place an advertisement in any newspaper, publication or other media which makes reference to the other party and the services to be provided to the Introducing Firm in this Agreement without the prior consent of that party.

                 2. Confidentiality. All confidential information (as defined below) relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's consent. Each party shall, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) which amends the Exchange Act ("GLBA"), as it may be amended from time to time, the regulations promulgated thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Section shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (1) is developed by the other party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the effective date between the parties or
                 (5) is rightfully received by a party free of any obligation of confidentiality. If the GLBA, the regulations promulgated thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Section.

                  a. Confidential Information of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the services, including but not limited to, information relating to a party's customers, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

                 b. Excluding paragraph 2(c), this Section shall survive the termination of this Agreement.

                 c. The Introducing Firm shall be responsible for providing its customer with the Clearing Agent's Reg S-P Privacy disclosure statement at the time of the opening of the account in accordance with GLBA.

        3. Non-Solicitation. Neither party will engage in negotiations with a view to hire or hire personnel of the other without that party's prior written consent for the term of this Agreement and for a period of one
        (1) year thereafter.

        4. Indemnification. Each party shall indemnify and hold the other party harmless from and against any losses, claims, damages, liabilities or expenses including without limitation those asserted by Introduced Accounts (which shall include, but not be limited to, all costs of defense and investigation and all reasonable attorneys' fees) to which the indemnified party may become subject, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any of the following:

                 a. Introducing Firm shall indemnify Clearing Agent with regard to:

                           i. any breach of any representation or warranty made by the Introducing Firm under this Agreement or any failure of the Introducing Firm to perform, undertake, honor or comply with any of its responsibilities or covenants under this Agreement;

                           ii. the negligence or willful misconduct of the Introducing Firm or its employees in providing the services contemplated hereunder, including the unreasonable failure to obtain relevant information from customers as requested by the Clearing Agent or required by this Agreement;

                           iii. the loss of securities or cash prior to the actual receipt by the Clearing Agent or an appropriate national clearing organization of such securities from the Introducing Firm or after actual receipt of such securities by the Introducing Firm from the Clearing Agent or an appropriate national clearing organization;

                           iv. failure of the Introducing Firm to collect margin from its customers after instruction by the Clearing Agent to collect such margin;

                           v.  failure of the  Introducing  Firm to provide  the
                           Clearing   Agent  with  a   customer's   correct  tax
                           identification number or address;

                           vi. with respect to any Introduced Account, errors, misunderstandings, controversies or failure of any customer to satisfy his or her obligations, unless such losses, claims, damages, liabilities or expenses are the result of the Clearing Agent's error, negligence or willful misconduct;

                         vii.  the  exercise  by  the   Introducing   Firm,  its
                         partners,   officers  or  employees  of   discretionary
                         authority over Introduced Accounts;

                         viii. any attempt of the Introducing Firm to hold itself out as, advertise or in any way represent that it is the agent of the Clearing Agent, or has apparent authority to act as an agent of the Clearing Agent or agency by estoppel; or

                         ix. the Introducing Firm executes its own over-the-counter order or designates the counter party and the over-the-counter dealer with whom the Introducing Firm dealt or whom it designated fails to honor its part of the transaction.

         b. The Clearing Agent shall indemnify the Introducing Firm with regard to:

                         i. any breach of any representation or warranty made by the Clearing Agent under this Agreement or any failure of the Clearing Agent to perform, undertake, honor or comply with any of its responsibilities or covenants under this Agreement;

                         ii. the negligence or willful misconduct of the Clearing Agent or its employees in providing the services contemplated hereunder;

                         iii. the loss of securities or cash after actual receipt by the Clearing Agent from the Introducing Firm or an appropriate national clearing organization or prior to the actual receipt of such securities or cash by the Introducing Firm or an appropriate national clearing organization from the Clearing Agent.

                  c. Claims - Legal Authority. To the extent any legal challenge by a regulatory body or any other entity or individual is brought which seeks to declare or is based in whole or in part on a claim that the Introducing Firm or the Clearing Agent is without authority to offer or provide the services contemplated by this Agreement to its customers or the Introduced Accounts, or has violated or will violate any statute, regulation or other rule of law in connection with the offering of or providing of such services, each party hereto shall bear its own cost and expenses related hereto.

                  d. Notification. Promptly after receipt by an indemnified party under this paragraph of notice of the commencement of any action proceeding, investigation, or inquiry, the assertion of any claim, the happening of any event(s) triggering any indemnification obligation(s) hereunder, or the reasonable threat of same (collectively "action"), such indemnified party will, notify the indemnifying party of the commencement thereof. Notwithstanding the foregoing, the failure, omission or delay so to notify the indemnifying party will not relieve it from any liability which it may have to the indemnified party otherwise than under this paragraph. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, to assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this paragraph for any legal or other expenses subsequently incurred by such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action.

                  e. Reserves. In connection with any claim that does or could give rise to a claim for indemnification under this Section III for Clearing Agent, Clearing Agent may, in its discretion, in addition to any and all other rights and remedies under this Agreement, reserve and retain any money, securities or other property of Introducing Firm pending a determination of such claim. The money, securities or other property of Introducing Firm set aside in such a reserve shall be subject to Clearing Agent's standard lien and security interest described in Section XIII(6).

                  f. Survival of Indemnification after Termination. The indemnification provision in this Section shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

         5. Schedule B Products and Services. Introducing Firm desires, and Clearing Agent shall provide, such products and services selected by Introducing Firm and designated by election on Schedule B to this Agreement, subject to the terms and conditions relative to each product or service set forth in the corresponding exhibit to Schedule B and attached hereto. Clearing Agent and Introducing Firm agree to be bound by and comply with the terms and conditions set forth in those exhibits, including but not limited to the corresponding pricing and fee schedules included in each exhibit or otherwise incorporated from Schedule A. Schedule B and the corresponding attached exhibits are incorporated by reference into this Agreement as if included in their entirety herein. Schedule B and the corresponding exhibits may be modified and amended from time to time pursuant to Section XV(2) of this Agreement.

          6. Material Adverse Information. Introducing Firm shall promptly provide Clearing Agent with any information that is or may be material to the ability of either party or its officers or principals to perform its obligations under this Agreement, including but not limited to any pending or proceeding regulatory investigations, indictments, arrests, censures, litigation, arbitrations, or other administrative or judicial proceedings.

IV.      Opening of Accounts.

         It is recognized and agreed that the Introducing Firm is solely responsible and liable for the due and proper opening and approval of all
Introduced Accounts in compliance with all applicable laws, rules and regulations. Similarly, it is recognized and agreed that the Introducing Firm is solely responsible and liable for the handling, operation, supervision, and monitoring for all Introduced Accounts in compliance with all applicable laws, rules and regulations. Without any further inquiry, independent investigation or further action, Clearing Agent may rely on the validity, accuracy and completeness of all customer-related and Introduced Account-related information and/or data provided to the Clearing Agent by the Introducing Firm, whether in connection with the Introducing Firm's opening of any Introduced Account or at any other time(s).

         1. The following procedures are to be followed in opening, approving, handling and maintaining all Introduced Accounts:

                  a. Account Information. At the time of opening each Introduced Account, the Introducing Firm shall furnish the Clearing Agent with all financial and personal information concerning such Introduced Accounts as the Clearing Agent may reasonably require.

                  b. Margin Account Agreements. At the time of opening Introduced Accounts which are margin accounts, the Introducing Firm shall furnish the Clearing Agent with executed customers' agreements, hypothecation agreements and consents to loan of securities (hereinafter referred to collectively as the "Margin Agreements").

                  c. Account Forms, Documents and Agreements. The Clearing Agent shall supply the Introducing Firm with the format for "new account" forms and Margin Agreements to be submitted to the Clearing Agent upon their completion by the Introducing Firm. The Clearing Agent will mail to each margin Introduced Account a written statement at the time of opening of a margin account in accordance with Rule 10b-16 under the Exchange Act from time to time. Upon the written or oral request of the Clearing Agent, the Introducing Firm shall furnish the Clearing Agent with any other documents and agreements executed by the Introduced Account.

                  d. Waiver of Agreements. If an Introduced Account has been opened without the Clearing Agent having previously received the foregoing information or, in the case of a margin account, without the Clearing Agent having previously received properly executed Margin Agreements, failure of the Clearing Agent to receive such information or Margin Agreements shall not be deemed to be a waiver of the information requirements set forth herein.

                  e. Account Agreements - Customer Contact. The Clearing Agent may upon notice to the Introducing Firm, mail Margin Agreements or new account forms directly to the Introduced Accounts upon notification by the Introducing Firm, and/or require completion of its own margin agreements or new account forms and, if required, option account agreements for the Introduced Accounts.

                  f. Account Information to Clearing Agent. The Introducing Firm shall promptly provide the Clearing Agent with basic data and copies of documents relating to each of the Introduced Accounts, including, but not otherwise limited to, copies of records of any receipts of the Introduced Accounts' funds and/or securities received directly by the Introducing Firm, as shall be necessary for the Clearing Agent to discharge its services hereunder.

                  g. Cash Transactions. All transactions in any Introduced Account are to be considered cash transactions until such time as the Clearing Agent has received Margin Agreements duly and validly executed in respect of such Introduced Account.

                  h. Agency Accounts. At the time of the opening of any agency Introduced Account, the Introducing Firm shall furnish the Clearing Agent with the name of any principal for whom the Introducing Firm is acting as agent, and written evidence of such authority.

         2.      Account Compliance.

                  a. Rule 405(3). The Introducing Firm shall have the sole and exclusive responsibility for substantial compliance with Rule 405(3) of the Rules and shall specifically approve the opening of any new account before forwarding such account to the Clearing Agent as a potential Introduced Account. The Clearing Agent, in its reasonable business judgment, shall have the right to reject any account which the Introducing Firm may tender to the Clearing Agent as a potential Introduced Account. The Clearing Agent shall also have the right to terminate any account previously accepted by it as an Introduced Account and notify the Introducing Firm of such termination. Failure of the Clearing Agent to so notify the Introducing Firm, however, shall not affect the effectiveness of such termination.

                  b. Tax Identification Numbers. The Introducing Firm will verify and furnish to the Clearing Agent tax identification numbers, signatures and such other information as are requested by the Clearing Agent for the opening and carrying of Introduced Accounts on such forms as may have been approved from time to time by the Clearing Agent and the Introducing Firm. The Introducing Firm shall be responsible for any penalty or fine assessed as a result of its failure to provide tax identification numbers or its providing incorrect tax identification numbers.

                  c. Account Documentation. If the documents necessary to enable the Clearing Agent to comply with account documentation requirements of any applicable laws and regulations have not been received by the Clearing Agent, the Clearing Agent may notify the Introducing Firm that no further orders will be accepted for the Introduced Accounts involved. In the event that inadvertent orders are placed for such accounts after such notice is received, all commissions collected from such orders will be retained by the Clearing Agent. Upon receipt of the necessary documents, this restriction will be lifted with respect to future commissions, and any commissions collected by the Clearing Agent prior to its receipt of such documents will be paid to the Introducing Firm.

                  d.  Rule   405(1).   It  shall  be  the  sole  and   exclusive
                  responsibility of the Introducing Firm to make every reasonable effort to ascertain the essential facts relative to any Introduced Account and any order therefore, in substantial compliance with Rule 405(1) of the Rules, including but not otherwise limited to ascertaining the authority of all orders for Introduced Accounts, and the genuineness of all certificates, papers and signatures provided by each Introduced Account. Any investment advice furnished by the Introducing Firm to an Introduced Account shall be the sole and exclusive responsibility of the Introducing Firm.

                  e. Customer Incapacity. The Introducing Firm shall have the sole and exclusive responsibility to ensure that those of its customers who become Introduced Accounts hereunder shall not be minors or subject to those prohibitions existing under any laws and regulations generally relating to the incapacity of any Introduced Account or any conflict of interest relating to such Introduced Account.

                  f. Copies of Account-Related Documents and/or Agreements. Introducing Firm shall be exclusively responsible for maintaining all cash account documents related to the Introduced Accounts. Upon the written or oral request of the Clearing Agent, the Introducing Firm shall promptly furnish the Clearing Agent with true, correct, legible copies of all documents and/or agreements related to any Introduced Account. Introducing Firm agrees to comply with any such request within forty-eight (48) hours of the receipt of such request by the Introducing Firm. Any such request or receipt of such copies by the Clearing Agent, or any comments by the Clearing Agent respecting any of the same, shall not alter or amend any of the duties, obligations, liabilities or responsibilities of either party as specified in this Agreement.

V.       Margin Transactions.

         1. Regulation T. With respect to Introduced Accounts which are margin accounts, the Clearing Agent is responsible for compliance with Regulation T, 12 C.F.R. Part 220 [the federal margin regulation promulgated by the Board of Governors of the Federal Reserve System (the "Board")], and interpretive rulings issued by the Board, letter rulings of the Federal Reserve Bank of New York, Rules, interpretations of the NYSE and any other applicable margin and margin maintenance requirements. The Introducing Firm is responsible to the Clearing Agent for the collection of the margin required to support each transaction for, and to maintain a position in, each Introduced Account, in conformity with the above margin and margin maintenance requirements. After initial margin relating to each transaction has been received, maintenance margin calls shall be generated by the Clearing Agent or by the Introducing Firm at the instruction of the Clearing Agent. The Clearing Agent shall have the right to modify, in its sole discretion, the margin requirements of any Introduced Account from time to time. All margin Introduced Accounts shall be subject to the Clearing Agent's "house margin requirements" which shall be delivered to the Introducing Firm on the Introducing Firm's request. The Clearing Agent will not mark up any fees or charges imposed directly by any regulatory body with regard to Regulation T call extensions granted by the Clearing Agent pursuant to written requests from a principal of the Introducing Firm.

         2. Payment Responsibility. On all transactions, the Introducing Firm shall be responsible to the Clearing Agent for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) incurred or sustained by the Introducing Firm or the Clearing Agent as a result of the failure of any Introduced Account to make timely payment for the securities purchased by it or timely compliance by it with margin or margin maintenance calls (provided that the Clearing Agent has timely issued such call and given notice thereof to the Introducing Firm), whether or not any margin extension has been granted by the Clearing Agent pursuant to the request of the Introducing Firm.

         3. Assistance. At the Clearing Agent's request, and without altering or amending any duties, obligations, liabilities or responsibilities specified in this Agreement, Introducing Firm promptly and fully shall assist the Clearing Agent in respect of all necessary or desirable actions to demand, secure and/or collect all sums due in respect of any margin Introduced Account.

VI.      Self-Directed Individual Retirement Accounts Program.

         1. Services Performed. The Self-Directed Individual Retirement Accounts Program (the "SDIRA Program") includes, without limitation, a brokerage account by Clearing Agent and one or more liquid asset investment options. Clearing Agent provides the various processing services described in this Section on behalf of the Introducing Firm, in connection with such SDIRA program. Unless otherwise agreed to in writing, Clearing Agent will act as a Custodian of Assets of the SDIRA. A Custodian of Assets will be defined as a bank or a non-bank organization who applied for custodian approval with the Internal Revenue Service (IRS) and received such approval and has met all the requirements of IRS Regulationsss.1.401-12(n).

         2.       Responsibilities of the Parties.

                  a. The parties will develop the application form and other forms to be used by Introduced Accounts who participate in the SDIRA Program (the "SDIRA Introduced Account").

                  b. Introducing Firm and Clearing Agent will be responsible for processing the application forms with regard to approving a SDIRA Introduced Account application and shall approve, deny or otherwise handle the application forms in accordance with applicable law, including without limitation receipt, evaluation and retention of the application form and legal documentation required to open an Account. Introducing Firm will retain a copy of the application form and related documentation and materials as may be required by applicable law. Upon request, Introducing Firm will either provide the Clearing Agent with a copy of the application form or allow Clearing Agent access to Introducing Firm's application forms.

                  c. The following responsibilities will be undertaken by the Clearing Agent regarding the SDIRA program:

                  i.       Clearing   Agent  will   perform  all   required  tax
                           reporting;

                  ii. Clearing Agent will identify receipts into the SDIRA Introduced Account and disbursements from the SDIRA Introduced Account by transaction type and tax year. Clearing Agent will store this transaction information and produce the proper tax reporting, on Forms 5498 and 1099R; and

                  iii. The maintenance of the annual fee billing system which includes (i) the generation and mailing of fee due notices; (ii) support of various fee incentive or waiver programs; and (iii) the ability to debit the SDIRA Introduced Account for the required fee amount.

                  3. Form Approval and Inventory. Introducing Firm will provide, at its cost, all forms necessary to open, operate and close SDIRA Introduced Accounts. The use of such forms and all revisions thereto will be subject to the prior approval of Clearing Agent, but Clearing Agent's review and approval shall not be unreasonably withheld.

                  If any reprinting is required by a change in law applicable to the parties, or any party hereto, or the SDIRA Program services offered by Introducing Firm, the cost of reprinting and distributing revised forms will be borne by Introducing Firm. If a change requiring forms reprinting is requested, other than as required by a change in law applicable to the parties hereto or to the SDIRA Program services offered by Introducing Firm, then all creative, printing, inventory, distribution and other costs incurred as a result of such reprinting shall be borne solely by the party requesting such change. Clearing Agent shall have no responsibility for any creative, inventory, distribution or any other costs incurred as a result of replacing an inventory of forms maintained by, or for, Introducing Firm that exceeds the supply reasonably expected to be used in a three-month period unless Clearing Agent shall have previously consented in writing to the printing and distribution of more than a three month's supply of such forms.

                  4. No Third Party Beneficiaries. The parties agree that there are no intended or incidental third party beneficiaries of the SDIRA Program other than those customers who are SDIRA Introduced Accounts.

                  5. Fees. Clearing Agent will invoice Introducing Firm in January for all charges associated with the SDIRA Program set forth in Schedule A hereto. Such invoices shall be payable in full within ten (10) days of receipt by Introducing Firm.

6. Reference to Each Other. Each party agrees, with respect to any and all SDIRA Program forms, notices, agreements, advertising and promotional materials to be used in connection with the SDIRA Program and which make reference to any other party and/or mention any other party's products, service or benefits, that it will submit the same to such other party for review and comment relating to the reference or mention and that no such form, notice, agreement, advertising or promotional materials will be mailed to customers or distributed to the public by that party without the prior consent of such other party or parties, which consent will not be unreasonably withheld.

VII. Prime Brokerage.

1.       Introducing Firms Responsibilities.

         a.       Execution Brokerage Services:

                  i. The Introducing Firm may, from time to time, execute trades (either directly or through the Clearing Agent) as "Executing Broker" as such term is used in the SEC No Action Letter on Prime Brokerage dated January 25, 1994 from the Division of Market

                           Regulation of the SEC with respect to the provision of prime brokerage services, as the same may be amended, modified or supplemented from time to time (the "SEC Letter") for the accounts of specified customers of the Introducing Firm that have requested prime brokerage services from the Introducing Firm ("Executing Brokerage Accounts") in compliance with the requirements of the SEC Letter. The Introducing Firm shall set up an Executing Brokerage Account with Clearing Agent in the customer account range in which the account is used for receiving in and delivering of trades versus payment transactions on the settlement date ("DVP/RVP Accounts") and follow all applicable procedures provided to Introducing Firm by Clearing Agent related to the Prime/Executing Brokerage Services. In addition, Introducing Firm shall obtain and provide to Clearing Agent a fully executed Securities Industry Association Form 151 Agreement (or Clearing Agent's modified version) from Introducing Firm's customer entered between Clearing Agent, on behalf of Executing Broker (Introducing
                           Firm), which has a Prime Brokerage Relationship with another broker-dealer firm.

                  ii. The Introducing Firm understands and agrees that if a Prime Broker, as defined in the SEC Letter, shall disaffirm or "dk" any trade executed by the Introducing Firm on behalf of a Prime Brokerage Account, which is held by the contra-party of the trade, the Introducing Firm shall open a margin account for such Prime Brokerage Account in its range of accounts with the Clearing Agent and shall transfer or deliver the trade to such account at the risk and expense of the Introducing Firm to the same extent as for any trade in any account introduced by the Introducing Firm pursuant to the Clearing Agreement. A margin agreement shall be opened by the Introducing Firm's customer signing the Securities Industry Association Form 151 Agreement, or Clearing Agent's modified version, and, if necessary, any other documents required by Clearing Agent.

                  iii. The Introducing Firm understands and agrees that all Prime Brokerage Accounts shall be conducted in accordance with the requirements of the SEC Letter. The Introducing Firm further agrees to supply the
                           Clearing Agent with such documents and other information, from time to time, as are reasonably required by the Clearing Agent to carry out the intention of this provision.

                  iv. Introducing Firm shall review on a daily basis all daily reports provided to them by Clearing Agent related to the Executing Brokerage Services.

         b.       Prime Brokerage Services:

                  i. Introducing Firm shall submit a request to the Clearing Agent to approve a Prime Brokerage relationship between Clearing Agent and Introducing Firm's account holder of Introduced Account.

                  ii. Upon approval by Clearing Agent of the Prime Brokerage relationship, Introducing Firm shall provide Clearing Agent with a fully executed Clearing Agent's Prime Broker Agreement, a margin account agreement fully executed by Introducing Firm's customer, and any other documents necessary to open a Prime Brokerage Account as required by Clearing Agent.

                  iii. The Introducing Firm shall promptly notify the Clearing Agent, but in no event later than 5:00 P.M New York City time on trade date, in a mutually acceptable fashion, of such trades in sufficient detail for the Clearing Agent to be able to report and transfer any trade executed by the Introducing Firm on behalf of a Prime Brokerage Account to the relevant Prime Broker.

2.       Clearing Agent's Responsibilities.

         a.       Executing Brokerage Services:

                  i. Clearing Agent shall open an Executing ("RVP/DVP") Account in the name of the customer of the Introducing Firm and the name of the Prime Broker clearing transactions in said account. Clearing Agent shall act upon the trade execution information as provided to the Clearing Agent from Introducing Firm.

                  ii. Clearing Agent shall settle all affirmed trades on settlement day. Clearing Agent shall use its best efforts to settle unaffirmed trades on settlement date; however, Clearing Agent shall not take responsibility in such trades that are not settled within said time frame.

                  iii. Clearing Agent shall charge a fee to Introducing Broker at an interest rate of Broker Call + 300 basis points, which Clearing Agent may change from time to time, for any trades that are identified as being "dk". Such fee is based on the number of days that the trade remained unsettled.

                  iv.      Clearing   Agent   shall   provide   reports  to  the
                           Introducing Firm on a daily basis to assist the Introducing Firm in reviewing its executed trades related to the Executing Brokerage Services.

         b.       Prime Brokerage Services:

                  i. Upon Clearing Agent's approval of the Prime Brokerage Account, Clearing Agent shall create a linked account(s) between the Prime Brokerage Account and the Executing Broker (the contra-party of the trade).

                  ii. Clearing Agent shall be responsible for affirming all matched trades. All unmatched trades shall be indicated "dk" by the Clearing Agent and it shall be the responsibility of the Introducing Firm and its customer named in the Prime Brokerage Account to resolve the "dk" status of the trade with the Executing Broker.

                  iii. Clearing Agent shall settle all trades authorized by the Introducing Firm and/or its customer using the Prime Brokerage Services.

                  iv. Clearing Agent shall reject any trades that it identifies, in its sole judgment, as being an invalid trade or any trades that the customer and/or Introducing Firm identifies as being invalid. Clearing Agent shall not be responsible for any damages, losses and/or liabilities related to such identified trades.

                  v. The Introducing Firm hereby agrees to indemnify and hold the Clearing Agent harmless from and against any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel), as incurred, sustained or incurred in connection with any of the prime brokerage activities.

VIII.    FSI Professional.

         1. Description of Services. In the event that the product, which the Introducing Firm shall use to manage their investment portfolios breaks down or is unusable, the registered representatives of the Introducing Firm may use FSI Professional to manage their investment portfolios.

         2. Provision of FSI Professional. The parties agree that Clearing Agent will provide to Introducing Firm the FSI Professional according to the following terms and conditions:

                  a.       Clearing Agent will provide the following:

                           i. Delayed Quotes for the New York, NASDAQ, OPRA and American Exchanges;

                           ii. Account Information access including account balance, history, open orders, completed orders, and current positions;

                           iii. Full trading functionality including the ability to trade stocks, options and mutual funds; and

                           iv. The FSI Professional may also include value-added services such as Standard and Poor's Research Reports. The value added services will be provided at a service charge as set forth in Schedule A.

                  b.       Introducing Firm will:

                           i. Provide access to FSI Professional through the Internet to its employees; and

                           ii. Not provide the FSI Professional to any party or parties other than its registered representatives, it being understood that Introducing Firm's employees are to be the end users of the FSI Professional. Introducing Firm shall not provide access to FSI Professional to any party or parties that it knows or has reason to know are engaged in reselling or redistributing the information made available through the FSI Professional.

         3. Advertising. Without the prior consent of Clearing Agent, which consent shall not be unreasonably withheld, Introducing Firm will not agree to place or actually place any advertisement in any newspaper, publication or other media which makes reference to Clearing Agent, its trade name or trademark and the FSI Professional to be provided to Introducing Firm.

         4. Limitation of Authority. Clearing Agent shall limit its services pursuant to the terms of this Agreement to those described herein and the related services expressly set forth herein and Introducing Firm shall not hold itself out as an agent of Clearing Agent or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with Clearing Agent.

         5. Limitation of Liability. Neither Clearing Agent nor any of the information sources providing stock quote and other information disseminated through the Introducing Firm guarantees the timeliness, sequence, accuracy or completeness of any of the last sale, stock or option information, or other market information supplied through the FSI Professional. Except for such claims or damages arising from Clearing Agent's negligence or willful misconduct, neither Clearing Agent nor any of such information sources shall be liable in any way to recipients of FSI Professional or any other person for any claims or damages, consequential or otherwise, which may arise from any inaccuracies, errors in, or omissions of, any of the information provided through the FSI Professional, or in the transmission or delivery thereof, or for any damage arising therefrom or occasioned thereby.

         6. Upgrades. Clearing Agent from time to time may upgrade FSI Professional.

         7. Warranty. Clearing Agent warrants that, to the best of its knowledge, that the FSI Professional is free of programming and encoding errors, and shall perform and operate in the manner described and accurately produce the results represented.

         8. Right to Alter or Discontinue. If the FSI Professional and/or any programs associated with the FSI Professional used by Introducing Firm are, or, in Clearing Agent's opinion, are likely to be, the subject of a copyright, trademark or patent infringement claim, Clearing Agent may:

                  i.       Obtain   the   right  to   continue   using  the  FSI
                           Professional and/or any programs associated with the FSI Professional; or

                  ii. Replace or alter the FSI Professional and/or any programs associated with the FSI Professional to make them non-infringing.

                           If, in  Clearing  Agent's  opinion,  neither of these
                  alternatives is reasonably available, Clearing Agent may discontinue the license for the FSI Professional and/or any programs associated with the FSI Professional upon written notice to Introducing Firm.

IX. G-14 Customer Transaction Municipal Securities Rulemaking Board Reporting .

         1. Pursuant to Municipal Securities Rulemaking Board ("MSRB") Rule G-14, it is
                  hereby agreed between Introducing Firm and Clearing Agent that Clearing Agent shall report to the MSRB on behalf of Introducing Firm.

2. Clearing Agent represents that it is familiar with MSRB Rule G-14. Clearing Agent represents that it has completed testing with the MSRB. Clearing Agent represents that it has processes and procedures reasonably designed to ensure compliance with G-14 requirements.

3. Unless otherwise directed in writing by Introducing Firm, Clearing Agent will record and transmit to the MSRB, on Introducing Firm's behalf, all municipal securities transactions with customers that are required to be recorded pursuant to MSRB Rule G-14. Clearing Agent will also record and transmit to the MSRB information that is received via the SIS platform system by Clearing Agent in connection with modification or cancellation of any transaction previously entered into the system.

4. Clearing Agent agrees that any records of MSRB Rule G-14 data prepared on behalf of Introducing Firm and maintained by Clearing Agent are the property of Introducing Firm and shall be surrendered promptly upon Introducing Firm's request. Clearing Agent agrees to permit examination of any records of MSRB Rule G-14 data prepared on behalf of Introducing Firm and maintained by Clearing Agent from time to time during business hours by representatives of NASD Regulations or the MSRB and to promptly furnish to NASD Regulation or its designee true, correct, complete, and current hard copy of any or all of any part of these records.

5. Clearing Agent agrees to promptly notify Introducing Firm upon the occurrence of any event, including physical damage to Clearing Agent's facilities or legal proceedings involving Clearing Agent that would materially affect Clearing Agent's ability to make MSRB Rule G-14 reports on behalf of Introducing Firm for an extended period of time.

6. For transactions not entered on the SIS system for execution, Introducing Firm is responsible for providing information necessary for Clearing Agent to report on Introducing Firm's behalf. Introducing Firm agrees that Clearing Agent may pass any out-of-pocket costs associated with development and/or maintenance of this system onto Introducing Firm and that Introducing Firm will be assessed a Fifty Dollars ($50.00) fee for every trade in which Introducing Firm provides the trade information to Clearing Agent after our daily transmission to National Securities Clearing Corporation ("NSCC") of the MSRB trade.

7. Introducing Firm acknowledges and agrees that Clearing Agent shall not be responsible for any municipal transaction that is not received by Clearing Agent. Notwithstanding the foregoing, if the Introducing Firm does not trade municipal securities, the Introducing Firm must acknowledge in written to the Clearing Agent that the firm does not engage in municipal trades.

8. Introducing Firm shall become a member of MSRB and provide Clearing Agent with its MSRB symbol within thirty (30) days from the date of the Clearing Agreement.

9. Introducing Firm shall be responsible for any applicable regulatory fines and/or penalties assessed against the Clearing Agent for municipal trades of the Introducing Firm in which the Introducing Firm uses the MSRB symbol of the Clearing Agent instead of the MSRB symbol of the Introducing Firm.

10. Clearing Agent shall charge Introducing Firm Fifty Dollars ($50.00) per municipal trade in which the Introducing Firm uses the MSRB symbol of the Clearing Agent for its municipal trades. Such fee may be increased by Clearing Agent every Twelve (12) months upon Thirty (30) days written notice.

11. Notwithstanding the foregoing, nothing contained herein shall relieve Introducing Firm of its obligations under MSRB Rule G-14.

X.                TRADE REPORTING AND COMPLIANCE ENGINE ("TRACE").

         1. Clearing Agent herein agrees to report on behalf of Introducing Firm any and all secondary market transactions for eligible fixed income securities information ("Order Information") to the NASD as required by and in compliance with the TRACE Rules and the TRACE Reporting Technical Specifications, and any subsequent modification thereto as they relate to TRACE reporting.

         2. Introducing Firm shall provide to Clearing Agent in a timely fashion any and all information required under NASD Rules 6200-6260 arising from any TRACE eligible security transaction into the Clearing Agent's system. This information will be provided in a format as agreed upon by the parties.

         3.       Clearing Agent herein represents and warrants that it:

                  a. Is familiar with the TRACE Rules and the TRACE Reporting Technical Specifications;

                  b. Has completed or will complete all requisite testing to remain in compliance with the TRACE Reporting Technical Specifications;

                  c. Has in place processes and procedures designed to ensure compliance with the TRACE Rules and TRACE Reporting Technical Specifications, and any subsequent modifications thereto; and

                  d. Agrees to make reports to NASD in compliance with TRACE Rules and TRACE Reporting Technical Specifications, and any subsequent modifications thereto.

4. Clearing Agent herein agrees that any records of TRACE data prepared on behalf of the Introducing Firm and maintained by Clearing Agent are the property of the Introducing Firm and shall be surrendered promptly upon written request from a duly authorized officer of the Introducing Firm.

5. Upon reasonable notice, Clearing Agent herein agrees to permit examination of any records of TRACE data prepared on behalf of the Introducing Firm and maintained by Clearing Agent at any time during regularly scheduled business hours by representatives of NASD Regulation and shall promptly furnish to NASD Regulation or its designee true, correct, complete and current hard copy of any or all of any part of these records.

6. Clearing Agent herein agrees to promptly notify the Introducing Firm upon the occurrence of any event, including but not limited to, physical damage to Clearing Agent's transmitting facilities, that would materially affect Clearing Agent's ability to make TRACE reporting on behalf of the Introducing Firm.

7. In the event that Clearing Agent is unable or unwilling to store any records of TRACE data prepared on behalf of the Introducing Firm, Clearing Agent will promptly notify the Introducing Firm and deliver such records within thirty (30) days from the date of the notice to the address of the Introducing Firm designated in the Notices section of the Agreement or to a location mutually agreed by both parties.

8. As directed by the NASD, Clearing Agent and/or Introducing Firm will resubmit trades rejected by the NASD as it relates to TRACE Reporting for systematic issues.

9. Introducing Firm will report to the NASD via a web interface any corrections, cancellation, cancel/rebill and rejected trades due to NASD criteria of TRACE reportable trades.

10. Introducing Firm will provide any necessary information to Clearing Agent in order for Clearing Agent to perform its duties set forth in this Agreement.

11. Introducing Firm will review any and all reports related to TRACE trades rejected by NASD and shall make necessary adjustments to the firm's business practices to prevent future rejects. Introducing Firm shall be liable for any fines and/or penalties assessed by the NASD for such rejects.

12. The Introducing Firm shall be charged a monthly fee that is based on the reasonable costs and expenses incurred by Clearing Agent in reporting on behalf the Introducing Firm.

XI.               Compensation, Charges and Credits.

                  1. Customer Charges. The Clearing Agent shall charge to and collect from each Introduced Account the charges which the Introducing Firm directs it to make for each transaction. If specific instructions are not received with respect to a specific transaction in the time period required by the Clearing Agent to implement same, the Clearing Agent shall charge the Introduced Account the amount prescribed in the Introducing Firm's basic rate schedule as then in effect. The basic schedule may be amended from time to time by written instructions from the Introducing Firm to the Clearing Agent, provided that the proposed terms are within the usual capabilities of the Clearing Agent's data processing and operations systems.

                  2. Compensation. As compensation for services provided hereunder by the Clearing Agent, the Introducing Firm shall pay to the Clearing Agent:

                           a. The amounts set forth in Schedule A attached hereto, as the same may be amended from time to time by agreement of the Introducing Firm and the Clearing Agent except as otherwise specifically set forth in this Agreement;

                           b. The Clearing Agent's charges, as invoiced, set forth in Schedule B hereto as the same may be amended from time to time by agreement of the Introducing Firm and the Clearing Agent;

                           c. The interest charges made with respect to debit balances in margin Introduced Accounts in accordance with Schedule A hereto, as the same may be amended from time to time by the Clearing Agent on thirty (30) days prior written notice, in the event that the cost of funds to the Clearing Agent increases, or from time to time by agreement of the Clearing Agent and the Introducing Firm. Such interest income shall be proprietary to and fully retained by the Clearing Agent, subject to certain credits provided to the Introducing Firm as set forth in Schedule A attached hereto, as the same may be amended from time to time by agreement of the Clearing Agent and the Introducing Firm.

         3. Returned Deliveries. In the event that any Introduced Account or its agent (including, but not otherwise limited to, its custodian bank) rejects a valid "delivery against payment" (as this phrase is customarily used in the securities industry) made by the Clearing Agent, the Clearing Agent reserves the right to charge the Introduced Account interest, based upon the then current brokers' call loan rate, with respect to the total payment due the Clearing Agent from the date of such rejection until such time as such valid delivery is accepted and payment received therefore. Any interest charged pursuant to this provision may be deducted by the Clearing Agent from net commission revenues then due and owing the Introducing Firm pursuant to the provisions of this Agreement. The Introducing Firm agrees that all COD clients and/or their agents will use the facilities of a securities depository for the confirmation, acknowledgment and book entry settlement of all depository eligible transactions, subject to the exceptions set forth under Rule 387(a)(5) of the Rules;

         4. Additional Charges. The charges set forth herein notwithstanding, additional reasonable charges for specific services rendered but not otherwise contemplated by this Agreement may be charged to the Introducing Firm as may be mutually agreed to by the parties. The parties agree to negotiate in good faith to reach an agreement on such additional charges.

         5. Payments. Except as otherwise specifically set forth herein, payment of commission revenue due the Introducing Firm shall be made by the Clearing Agent to the Introducing Firm twice a month. The mid-month payment will be based on trade activity to date of payment less any Clearing Fees due to the Clearing Agent. The end-of month payment, to be paid in the following month, shall be an adjusted amount after deduction of all clearing and other charges, costs and expenses due the Clearing Agent in accordance with the terms of the Agreement and all amounts due and owing the Clearing Agent by the Introducing Firm arising from any losses, liabilities or damages in accordance with the terms of the Agreement which are not in dispute. Such end-of month payment shall be accompanied by a settlement statement which will reflect the deduction of all clearing and other charges, costs or expenses due the Clearing Agent in accordance with the terms of the Agreement and all amounts due and owing the Clearing Agent by the Introducing Firm arising from any losses, liabilities or damages in accordance with the terms of this Agreement which are not in dispute. The Introducing Firm may request, and the Clearing Agent shall pay to Introducing Firm, up to two (2) additional payments per month from the commission revenue due to it minus any Clearing Fees due to the Clearing Agent.

         6. Conversion Assistance Payment. As an inducement for Introducing Firm to enter into this Agreement, Clearing Agent agrees to pay to Introducing Firm Eight Hundred Thousand Dollars ($800,000) (the "Conversion Assistance Payment"). The Clearing Agent shall pay to the Introducing Firm the Conversion Assistance Payment as follows: $250,000 concurrent with the execution of this Agreement, $250,000 on the day which is the midway point between the date this Agreement is executed by both parties and the date chosen by the Clearing Agent as the conversion date and $300,000 immediately upon the completion of the conversion of all of the Introduced Accounts of the Introducing Firm to the Clearing Agent.

XII.     Conversions.

         The following provisions shall apply to the Introducing Firm in the event the Introducing Firm is converting Introduced Accounts maintained with another broker/dealer:

         1. Accounts Not Converted. As of the effective date of this Agreement the Clearing Agent will not convert to its records as Introduced Accounts those customer accounts of the Introducing Firm which are partially or totally unsecured; have securities in the name of the Introducing Firm's customers; or have legal transfer securities (securities in the name of estates, trust, joint ownership, foreign ownership and such).

         2. Open Orders. The Clearing Agent shall have the power to place open orders as instructed by the Introducing Firm as of the effective date of this Agreement, and appropriate adjustments shall be made by the Clearing Agent to reflect that the Clearing Agent has acted as broker on the open orders with specialists on any securities exchange.

         3. Adjustments - Dividends. The Clearing Agent shall have the power to effect appropriate adjustments with respect to pending dividends and other distributions from the effective date of this Agreement through the last payable date of such pending dividends.

         4. Adjustments - Other. The Clearing Agent shall have the power to allocate and make appropriate adjustments for fails, reorganization accounts, other work in process accounts, and overages relating to accounts of the customers of the Introducing Firm that have become Introduced Accounts pursuant to the terms of this Agreement.

         5. Assumption of Liability. The Introducing Firm shall assume all liabilities in connection with uncompared principal trades. The Introducing Firm shall also assume all liabilities in connection with the bad debts of all Introduced Accounts. Unsecured debits in the Introduced Accounts shall be paid within thirty (30) days of their origin date, and it shall be the responsibility of the Introducing Firm to collect such payments from its customers and transmit them to the Clearing Agent within such thirty (30) day period. If any unsecured debit balances remain outstanding beyond such thirty (30) day period, the Clearing Agent is authorized to apply as payment of such debit balances commission fees owed to the Introducing Firm in connection with transactions pursuant to this Agreement.

         6. Introduced Accounts to be Excluded from Conversion. It will be the exclusive responsibility of the Introducing Firm to notify the Clearing Agent in writing of any Introduced Accounts that are not to be included as part of a conversion of Introducing Firm's Introduced Accounts. Clearing Agent will not be responsible for the inclusion of any such Introduced Account in a conversion absent such written notification.

         7. Activity Before Conversion. No transfers of securities relating to Introduced Accounts shall be affected during the period commencing ten (10) business days prior to the conversion date.

         8.       Conversion from Clearing Agent.

                  a. Fees Associated with a Conversion. The Introducing Firm will be subject to standard conversion fees.

                  b. Post-Conversion Obligations. It is the responsibility of the Introducing Firm to maintain information with regard to the client's account once Clearing Agent has converted the account. Clearing Agent shall comply with any timely ACAT request and is not under any obligation to notify the Introducing Firm with respect to such request. Clearing Agent reserves the right to discontinue Introducing Firm's systematic access to client account information.

XIII.    Termination of Agreement; Events of Default; Remedies.

         1. Term. The term of this Agreement shall be for an initial period of five (5) years commencing on the date set forth on the initial page of the Agreement and continuing until the close of business on the final business day of the initial period (the "Termination Date") (the "Initial Term"). Either Party must provide written notice no later than one hundred twenty (120) days prior to Termination Date, if it intends not to renew this Agreement. Failure to do so will result in this Agreement being renewed for successive one-year periods (each year being a "Renewal Term"). During any Renewal Term, either party must provide written notice to the other party no later than one hundred twenty (120) days prior to the last day of such Renewal Term, if it intends not to renew this Agreement. Except as otherwise provided herein, at no time during the Initial Term or any Renewal Term of this Agreement shall either Introducing Firm or Clearing Agent cancel this Agreement except for an Event of Default.

         2.      Events  of  Default.   Each  of  the  following   events  shall
                 constitute an event of default (an "Event of Default") under this Agreement:

                  a. Compliance with Agreement, Covenants. If either the Clearing Agent or the Introducing Firm shall fail to perform, undertake, observe or comply with any term, covenant, responsibility or condition to be performed, undertaken, observed or complied with by it hereunder, or any representation or warranty made by either the Clearing Agent or the Introducing Firm herein shall prove to be false or misleading in any material respect and such failure or misrepresentation, if curable, shall continue unremedied for a period of thirty (30) days after written notice from the non-defaulting party is transmitted to the defaulting party specifying the failure or misrepresentation and demanding that the same be remedied; or

                  b. Bankruptcy/SIPC. A receiver, liquidator or trustee of either the Clearing Agent or the Introducing Firm, or of any property held by either party, is appointed by court order and such order remains in effect for more than thirty (30) days; or either the Clearing Agent or the Introducing Firm is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against either the Clearing Agent or the Introducing Firm under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing. In the event that the Introducing Firm is the subject of the issuance of a protective decree pursuant to the Securities Investor Protection Act of 1970 (15 USC 78aaa-lll), any claim by Clearing Agent for payment of a termination fee shall be subordinate to claims of the Introducing Firm's customers that have been approved by the Trustee appointed by the Securities Investor Protection Corporation pursuant to the issuance of such protective decree; or

                  c. Creditor Relief. Either the Clearing Agent or the Introducing Firm files a petition in voluntary bankruptcy or seeking relief under any provisions of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

                  d. Insolvency. Either the Clearing Agent or the Introducing Firm makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of either the Clearing Agent or the Introducing Firm, or of any property held by either party; or

                  e. False Representation. The Introducing Firm in any way attempts to hold itself out as, advertise or in any way represents that it is the agent of the Clearing Agent; or

                  f. Payment Default. The Introducing Firm shall fail to satisfy fully and timely any liability to Clearing Agent, or Introducing Firm shall fail to pay fully and timely any payment to Clearing Agent, as required by this Agreement; or

                  g. Regulatory Action. Introducing Firm fails to provide Clearing Agent with written notice of any regulatory investigation, indictment, arrest or censure within ten (10) days from such information becoming publicly available.

                  Upon the occurrence of any such Event of Default, the non-defaulting party may, at its option, by notice to the defaulting party, declare that the Agreement shall be hereby terminated and such termination shall be effective as of the date such notice has been sent or communicated to the defaulting party.

         3. Change of Control. If during the Initial Term Clearing Agent sells substantially all of its assets (by way of merger or otherwise) to a nonaffiliated third party (a "Change of Control") and the Clearing Agent's successor does not agree to assume the rights and obligations of the Clearing Agent hereunder, Clearing Agent shall: (i) waive the IRA termination fees set forth in Schedule A attached hereto and (ii) pay to the Introducing firm an amount equal to the lesser of $500,000 or thirty percent (30%) of the total Clearing Fees paid by the Introducing Firm to the Clearing Agent for the six (6) months prior to the date this Agreement is terminated. Clearing Agent shall provide written notice of a Change of Control to Introducing Firm no later than six (6) months prior to the consummation of such Change of Control.

         4. Continuation of Certain Responsibilities. Termination of this Agreement however caused shall not release the Introducing Firm or the Clearing Agent from any liability or responsibility to the other with respect to transactions effected prior to the effective date of such termination, whether or not claims relating to such transactions shall have been made before or after such termination. If no arrangements have been made regarding the conversion of Introduced Accounts within thirty (30) days after termination of this Agreement, the Clearing Agent may maintain such accounts in its own name.

         5. Release of Information. In the event of termination of the Agreement, the Clearing Agent shall release to the Introducing Firm, at the Introducing Firm's request and upon payment by the Introducing Firm to the Clearing Agent of a reasonable charge for conversion expenses incurred by the Clearing Agent at the request of the Introducing Firm, all information the Introducing Firm may reasonably require to continue servicing such Introduced Accounts.

         6. Right of Offset. In the event that the Introducing Firm's acts or omissions result in an Event of Default, the Clearing Agent shall offset any and all liabilities, costs or expenses due it from the Introducing Firm which remained unpaid as of the date of such Event of Default against the commission revenue then in the possession of the Clearing Agent, and if insufficient then against the Introducing Firm's security deposit or Clearing Deposit with the Clearing Agent set forth herein. Should this continue to be insufficient, the Clearing Agent shall offset, deduct, setoff, recoup, and/or use and apply all or any portion of any of Introducing Firm's revenue and/or any other monies, property, securities, contracts and commercial paper (and the proceeds and products of any of the foregoing, collectively with such proceeds and products, the "Collateral"), then in possession, custody or control of
                  Clearing Agent (whether held in an account or otherwise). In furtherance and confirmation of the foregoing, Introducing Firm hereby grants, transfers, assigns and conveys to the Clearing Agent a first and prior lien and security interest in the Collateral, including without limitation any after-acquired Collateral which is now or subsequently in the possession, custody, or control of the Clearing Agent. Introducing Firm further agrees that Clearing Agent may, during an Event of Default, debit any cash balance in any of its accounts with Clearing Agent, and/or liquidate any securities in any such accounts, and credit the proceeds to the Clearing Agent. Any remaining liability shall not be extinguished thereby. Introducing Firm hereby acknowledges and agrees that any rights set forth herein shall be in addition to all other remedies available to Clearing Agent by law, equity or this Agreement, all of which remain available to the Clearing Agent.

XIV.     Action Against Customers.

         1. Withholding Payment or Delivery. The Clearing Agent shall be obligated to follow the Introducing Firm's written instructions to withhold payment for securities sold or to withhold delivery of securities purchased for Introduced Accounts after the Introducing Firm makes such a request based upon failure of an Introduced Account to pay for a purchase of securities or upon failure of an Introduced Account to deliver securities sold.

         2. Remedial Action. The Clearing Agent reserves the right (i) to give prior oral or written notice to the Introducing Firm and to any Introduced Account for failure to make timely settlement and of the Clearing Agent's intention to take remedial action and (ii) to take such remedial action which the Clearing Agent in its sole judgment deems necessary or appropriate.



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

         3. Account Responsibility. In the case of all transactions placed by the Introducing Firm on behalf of Introduced Accounts, the Introducing Firm assumes the risk of loss associated with Introduced Accounts' obligations to pay for securities purchased and to deliver securities sold and for other defaults of customers. Nothing in this Agreement shall relieve Introduced Accounts of responsibility for their obligations. In the event any obligation of an Introduced Account shall not be satisfied by the Introducing Firm, the Clearing Agent shall have the right at all times, in its sole discretion (but shall not be obliged) to institute and prosecute in its name, any action or proceeding against any of the Introduced Accounts as to any controversy or claim arising out of the Clearing Agent's transactions with the Introducing Firm or with the Introduced Accounts, and nothing contained in the Agreement shall be deemed or construed to impair or prejudice such right in any way whatsoever, nor shall the institution or prosecution of any such action or proceeding relieve the Introducing Firm of any liability or responsibility which the Introducing Firm would otherwise have or have had under this Agreement. If the Introducing Firm shall pay or satisfy an obligation of an Introduced Account, the Introducing Firm shall be subrogated to the rights of the Clearing Agent against such Introduced Account.

XV.      Miscellaneous.

         1. Limitation of Authority. The Clearing Agent shall limit its services pursuant to the terms of this Agreement to that of clearing functions and the related services expressly set forth herein and the Introducing Firm shall not hold itself out as an agent of the Clearing Agent or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with the Clearing Agent.

         2. Modification of Agreement. Except as otherwise provided herein, this Agreement may be modified only by a writing signed by both parties to this Agreement. Such modification shall not be deemed a cancellation of this Agreement. Schedule B may be modified by execution by both parties of a new Schedule B designating all exhibits to be incorporated into this Agreement and the attachment of such exhibits hereto.

         3. Regulatory Review. This Agreement may be submitted to and/or approved by any securities exchange or other regulatory and self-regulatory bodies vested with the authority to review and/or approve this Agreement or any amendment or modifications hereto. In the event any such regulatory body disapproves of any provision of this Agreement, the parties hereto agree to bargain in good faith to achieve the requisite approval.



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

         4. Disputes. Any dispute, controversy or claim arising out of this Agreement or the performance or breach hereof which the parties have not been able to settle amicably within a reasonable period of time shall be settled exclusively by arbitration in accordance with the NASD Code of Arbitration Procedure by arbitrators appointed in accordance with such Code. The parties further agree that the venue for any such arbitration shall be Philadelphia, Pennsylvania.

         5. Investigation of Facts. The Clearing Agent will not be bound to make any investigation into the facts surrounding any transaction that it may have with the Introducing Firm on a principal or agency basis or that the Introducing Firm may have with its Introduced Accounts or other persons. The
                  Clearing  Agent  will  not be  under  any  responsibility  for compliance by the Introducing Firm with any laws or regulations which may be applicable to the Introducing Firm.

         6. Assignment. This Agreement shall be binding upon all successors, assigns or transferees of both parties hereto, irrespective of any change with regard to the name of or the personnel of the Introducing Firm or the Clearing Agent. Any assignment of the Agreement shall be subject to the requisite review and/or approval of any regulatory or self-regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement shall be valid unless the non-assigning party consents to such an assignment in writing, such consent shall not however be unreasonably withheld by either party. Assignment shall be necessary in the event of merger or acquisition of either party where such party is not the surviving entity. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between the Introducing Firm and the Clearing Agent.

         7. Choice of Law. The construction and effect of every provision of this Agreement, the rights of the parties hereunder and any questions arising out of this Agreement, shall be subject to the statutory and common law of the Commonwealth of Pennsylvania without regard to the conflict of law principles thereof.

         8. Change in Management. Each party shall notify the other of any change in that party's senior management or any other changes in the party's corporate structure material to that party's ability to perform under this Agreement.

         9. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their legal counsel and the language hereof will not be construed for or against any party. The Section headings used or contained in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement. References herein to Sections and Schedules mean and refer to Sections of, and Schedules to, this Agreement, unless otherwise specified. Words in the singular include the plural, and words in the plural include the singular. Words in the masculine gender include the neuter and feminine genders, words in the feminine gender include the neuter and masculine genders and words in the neuter gender include the masculine and feminine genders.



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

         10. No Ties. This Agreement shall cover only the types of services set forth herein and is in no way intended nor shall it be construed to bestow upon the Introducing Firm any special treatment regarding any other arrangements, agreements or understandings which presently exist between the Introducing Firm and the Clearing Agent or which may hereinafter exist. The Introducing Firm shall be under no obligation whatsoever to deal with the Clearing Agent or any of its subsidiaries or any companies controlled directly or indirectly by or affiliated with the Clearing Agent, in any capacity other than as set forth in this Agreement. Likewise, the Clearing Agent shall be under no obligation whatsoever to deal with the Introducing Firm or any of its affiliates in any capacity other than as set forth in this Agreement.

         11.      Remedies  Cumulative.   The  enumeration  herein  of  specific
                  remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege shall preclude the further exercise thereof or the exercise of any other right, power remedy or privilege.

         12. Time is of the Essence. The parties agree that, with respect to the time deadlines stated in this Agreement, Exhibits or documents incorporated by reference herein, time is of the essence.

         13. Exhibits. The terms and conditions of the Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

         14. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision. If this Agreement or any provision hereof are held to be invalid, illegal or unenforceable under the laws of a particular state or jurisdiction, it is the intention of the parties that all of the provisions of this Agreement shall remain in full force and effect in all other states and jurisdictions.



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

         15. Force Majeure. No party shall be liable for delay or failure in performance hereunder due to causes beyond its control, including acts of God, fires, strikes, acts of war or intervention by any governmental authority, and each party shall take steps to minimize any such delay.

         16. Entire Agreement. The terms and conditions stated herein constitute the entire agreement between Clearing Agent and Introducing Firm as to the subject matter of this Agreement.

         18. Recording of Telephone Calls. The parties recognize and agree that telephone calls between the Introducing Firm and the Clearing Agent may be recorded.

         19. Notices. Any notice or request required or permitted to be given under this Agreement shall be sufficient if in writing and sent by hand or by certified mail, in either case, return receipt requested, to the parties at the following addresses:

                 As to the Introducing Firm:
                         Mr. Mark Goldwasser, Chief Executive Officer
                         National Securities Corporation
                         120 Broadway, 28th Floor

                         New York, NY10271

                 With a copy to:
                         Mr. Rick Wlasiuk, Director of Operations
                         National Securities Corporation
                         120 Broadway, 28th Floor
                         New York, NY 10271

                         Mr. Michael Bresner, President
                         National Securities Corporation
                         1001 4th Avenue, Suite 2200
                         Seattle, WA 98154

                 As to the Clearing Agent:
                         Mr. Walt Koller, President & CEO
                         Fiserv Securities, Inc.
                         One Commerce Square
                         2005 Market Street
                         Philadelphia, PA  19103-3212

                 With a copy to:
                         Mr. Dan Gallagher, Sr. Vice President, General Counsel & Secretary Fiserv Securities, Inc. One Commerce Square 2005 Market Street
                         Philadelphia, PA  19103-3212



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

                 As to Risk Management Officer to:
                         Mr. Joseph Buckley, Vice President
                         Fiserv Securities, Inc.
                         One Commerce Square
                         2005 Market Street
                         Philadelphia, PA  19103-3212

         20. Approval. This Agreement shall be subject to approval by the New York Stock Exchange ("NYSE") and by any other self-regulatory organization vested with the authority to review or approve it. Clearing Agent shall submit this Agreement to the NYSE and Introducing Firm shall submit this Agreement to any other such organization from which Introducing Firm is required to obtain approval. In the event of disapproval, the parties shall bargain in good faith to make the changes necessary to achieve the requisite approval.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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

         IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the dates set forth below.

Introducing Firm                                Fiserv Securities, Inc.

By:       _________________________             By:     ________________________

Name:     _________________________             Name:    _______________________

Title:    _________________________             Title:   _______________________

Date:     _________________________             Date:    _______________________






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